SHARE TRANSFER AGREEMENT

THIS AGREEMENT dated effective the 23rd day of July, 2008

BETWEEN:

PAUL C. KIRKITELOS of Suite 250, 111 N. Sepulveda Blvd., Manhattan Beach, CA 90266

(the “Vendor”)

      OF THE FIRST PART

AND:

WS OIL & GAS LIMITED, a Texas limited partnership having a business address at 2002 Bedford, Midland, TX 79701

(the “Purchaser”)

OF THE SECOND PART

WHEREAS, the Purchaser has agreed to purchase, and the Vendor has agreed to sell, 9,700,000 shares of the Company’s common stock owned by the Vendor on the terms, and subject to the conditions, as set out in this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises, and the covenants, agreements, representations, warranties and payments set out and provided for herein, the parties hereto covenant and agree with each other as follows:

1.                      INTERPRETATION

1.1                    Where used herein or in any amendments or schedules hereto, the following terms shall have the following meanings:

(a)	“Company” means Doral Energy Corp.

(b)	"Company Shares" means the shares of the Company legally and beneficially owned by the Vendor to be acquired by the Purchaser.

(c)	“Purchase Price” means the purchase price set out in Section 2.2 hereto.

(d)	“SEC” means the United States Securities and Exchange Commission.

(e)	“Securities Act” means the United States Securities Act of 1933, as amended.

(f)	“Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

1.2                    All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.

2.                      PURCHASE AND SALE OF SHARES

2.1                    Upon the terms and subject to the conditions of this Agreement, the Vendor hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Vendor, 9,700,000 shares of the Company’s common stock (the “Company Shares”), free and clear of all liens, charges and encumbrances whatsoever.

2.2                    In consideration for the sale of the Company Shares by the Vendor to the Purchaser, the Purchaser agrees to pay the purchase price of $41,419 to the Vendor (the “Purchase Price”), being $0.00427 per share, upon closing as set out in Sections 5.1 and 5.2 hereto.

3.                      COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                        The Purchaser hereby covenants with and acknowledges, represents and warrants to the Vendor as follows, and acknowledges that the Vendor is relying upon such covenants, acknowledgements, representations and warranties in connection with the sale of the Company Shares to the Purchaser:

3.1                    The Purchaser is familiar with the provisions of Regulation D promulgated under the Securities Act.

3.2                    The Purchaser, and each of the beneficial owners of the Purchaser, are accredited investors as defined in Rule 501 of Regulation D.

An “Accredited Investor”, as such term is defined in Rule 501 of Regulation D of the Securities Act, means any person who comes within any of the following categories:

(a)       Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

(b)      Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(c)      Any director or executive officer of the Company;

(d)      Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii);

(e)      Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(f)      Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(g)      Any bank as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

(h)      Any insurance company as defined in Section 2(a)(13) of the Securities Act;

(i)       Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

(j)      Any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

(k)      Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

(l)      Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, if the employee benefit plan has total assets in excess of $5,000,000, or if a self-directed plan, with investment decisions made solely by persons that are accredited investors; and

(m)      Any entity in which all of the equity owners are accredited investors.

3.3                    The Purchaser acknowledges and agrees that the Company Shares are “restricted securities” as contemplated under the Securities Act, which were issued pursuant to an exemption from the registration requirements of the Securities Act. The Purchaser further acknowledges and agrees that the sale of the Company Shares by the Vendor has not been registered under the Securities Act, and that all certificates representing the Company Shares will be endorsed with a legend substantially similar to the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND HAVE BEEN OFFERED AND SOLD ONLY TO ACCREDITED INVESTORS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE SECURITIES ACT OR ARE EXEMPT FROM SUCH REGISTRATION.”

3.4                    The Purchaser is acquiring the Company Shares for its own account for investment purposes, with no present intention of dividing his interest with others or reselling or otherwise disposing of any or all of the Company Shares.

3.5                    The Purchaser does not intend any sale of the Company Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance.

3.6                    The Purchaser has no present or contemplated agreement providing for the sale or other disposition of the Company Shares.

3.7                    The Purchaser is not aware of any circumstance presently in existence which is likely in the future to prompt a sale or other disposition of the Company Shares.

3.8                    The Purchaser possesses the financial and business experience to make an informed decision to acquire the Company Shares and has had access to all information relating to the Company and its business operations which would be necessary to make an informed decision to purchase the Company Shares.

3.9                    The Purchaser has full power, capacity and authority to enter into this Agreement on the terms and conditions set forth herein, and this Agreement constitutes, and all other documents required to be executed and delivered by the Purchaser will, when executed constitute, a valid and legally binding obligation of the Purchaser, enforceable in accordance with their terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.                      COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDOR

                        The Vendor covenants with and acknowledges, represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying upon such covenants, acknowledgements, representations and warranties in connection with the purchase by the Purchaser of the Company Shares:

4.1                    The Vendor is the legal, beneficial and recorded owner of the Company Shares set out in Section 2.1 hereto, with good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

4.2                    No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase of any of the Company Shares from the Vendor.

4.3                    The Vendor has full power, capacity and authority to enter into this Agreement on the terms and conditions set forth herein, and this Agreement constitutes, and all other documents required to be executed and delivered by the Vendor will, when executed constitute, a valid and legally binding obligation of the Vendor, enforceable in accordance with their terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.                      CLOSING AND POST-CLOSING ARRANGEMENTS

5.1                    Closing of the purchase and sale of the Company Shares shall take place on a date, at a time, and at a location mutually agreed upon by the parties hereto.

5.2                    Upon closing:

(a)

the Vendor shall deliver to the Purchaser the certificates representing all of the Company Shares duly endorsed in blank for transfer or with a stock power of attorney (in either case with the signature guaranteed by an appropriate official), with any and all applicable security transfer taxes paid, and together with all other instruments, certificates or documents as may be required by the Company’s transfer agent to record the transfer of the Company Shares to the Purchaser or as may otherwise be required to transfer the Company Shares to the Purchaser free and clear of all liens, charges and encumbrances of any kind whatsoever; and

(b)	the Purchaser shall deliver to the Vendor the Purchase Price.

6.                      GENERAL PROVISIONS

6.1                    Time shall be of the essence of this Agreement.

6.2                    This Agreement contains the whole agreement between the parties hereto in respect of the purchase and sale of the Company Shares and there are no warranties, representations, terms, conditions or collateral agreements expressed, implied or statutory, other than as expressly set forth in this Agreement.

6.3                    This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Purchaser may not assign this Agreement without the consent of the Vendor, which consent may be withheld for any reason whatsoever.

6.4                    Any notice to be given under this Agreement shall be duly and properly given if made in writing and delivered or telecopied to the addressee at the address as set out on page one of this Agreement. Any notice given as aforesaid shall be deemed to have been given or made on, if delivered, the date on which it was delivered or, if telecopied, on the next business day after it was telecopied. Any party hereto may change its address for notice from time to time by providing notice of such change to the other parties hereto in accordance with the foregoing.

6.5                    This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

6.6                    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada, and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the State of Nevada.

6.7                    This Agreement has been prepared by O’Neill Law Group PLLC as legal counsel for the Company, and the Vendor and the Purchaser acknowledge and agree that they have been advised to seek separate legal counsel with respect to the matters contained in this Agreement.

6.8                    This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date of this Agreement.

SIGNED, SEALED AND DELIVERED
BY PAUL C. KIRKITELOS
in the presence of:

/s/ Jeffrey Roger Grayhart	/s/ Paul C. Kirkitelos
Signature of Witness	PAUL C. KIRKITELOS

Jeffrey Roger Grayhart
Name

1207 Beryl St. Apt C, Redondo Beach, CA 90277
Address

WS OIL & GAS LIMITED,
a Texas limited partnership,
by its authorized signatory:

/s/ Everett W. Gray II

General Partner